Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR)
BlackRock Core Bond Trust - High Yield (BHK-HYLD)
BlackRock Multi-Sector Income Trust - High Yield (BIT-HYLD)
BlackRock Limited Duration Income Trust - High Yield (BLW-HYLD) BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
BlackRock Credit Strategies Income - High Yield (BR-MSBHY)
BlackRock Global Long Short Credit Fund - High Yield Sleeve (BRGC-HY) BlackRock High Yield Portfolio of BlackRock Series Fund, Inc (BVA-HI) BlackRock High Yield V.I. Fund (BVA-HY)
BlackRock Corporate High Yield Fund, Inc. (HYT)
: Brighthouse Funds Trust I - BlackRock High Yield Portfolio (MIST-HY) AST BlackRock Global Strategies Portfolio (US High Yield) (PRU-AA-HY)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
08-03-2017

Security Type:
BND/CORP


Issuer
Valvoline Inc. (2025)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Scotia Capital
(USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, U.S. Bancorp Investments,
Inc., PNC Capital Markets LLC, Fifth Third Securities, Inc., SunTrust Robinson Humphrey, Inc., MUFG Securities Americas
Inc., BBVA Securities Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Citizens Capital Markets, Inc., Mizuho Securities USA LLC, KeyBanc Capital Markets Inc., TD
Securities (USA) LLC


Transaction Details

Date of Purchase
08-03-2017


Purchase Price/Share
(per share / % of par)
$100

Total Commission,
Spread or Profit
1.100%


1.	Aggregate Principal Amount Purchased (a+b)
$17,000,000

a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$6,834,000

b.Other BlackRock Clients
$10,166,000

2.	Aggregate Principal Amount of Offering
$400,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0425


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ]U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[x]Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ]Eligible Municipal Securities
[ ]Eligible Foreign Offering[Issuer must have 3 years of
 continuous operations]
[ ]Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x]The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ]If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
08-08-2017

Global Syndicate Team Member




Approved by:
Steven Delaura
Date:
08-08-2017

Global Syndicate Team Member